Dechert LLP

1900 K Street, NW
Washington, DC  20006-1110

+1  202  261  3300  Main

+1  202  261  3333  Fax

www.dechert.com

January 19, 2024

Via EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:

Fidelity Advisor Series I (the “Trust”)

Fidelity Advisor Dividend Growth Fund

Fidelity Advisor Equity Growth Fund

Fidelity Advisor Equity Income Fund

Fidelity Advisor Equity Value Fund

Fidelity Advisor Growth & Income Fund

Fidelity Advisor Growth Opportunities Fund

Fidelity Advisor Large Cap Fund

Fidelity Advisor Series Equity Growth Fund

Fidelity Advisor Series Growth Opportunities Fund

Fidelity Advisor Series Small Cap Fund

Fidelity Advisor Small Cap Fund

Fidelity Advisor Stock Selector Mid Cap Fund

Fidelity Advisor Value Strategies Fund (the “Funds”)

File Nos. 002-84776 and 811-03785

Post-Effective Amendment No. 263

Ladies and Gentlemen:

Dechert LLP serves as counsel to the above-referenced Funds in connection with Post-Effective Amendment No. 263 to the Trust’s Registration Statement on Form N-1A (the “Amendment”), which accompanies this letter.  In that capacity, I have reviewed a draft of the Amendment, which has been prepared and finalized by Fidelity Management & Research Company LLC (“FMR”), the Funds’ investment adviser.  FMR has represented to me that no material changes have been made to the Amendment between the version reviewed by me and the version being filed electronically.

Pursuant to paragraph (b)(4) of Rule 485, I represent that, to my knowledge, based upon my review of a draft of the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ Megan C. Johnson